 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-220847

Fusion Connect, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32421	58-2342021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339
(Address of Principal Executive Offices, including Zip Code)

2009 Stock Option Plan
2016 Equity Incentive Plan
 (Full title of the plans)

James P. Prenetta, Jr.
Executive Vice President and General Counsel
210 Interstate North Parkway, Suite 300
Atlanta, Georgia 30339
(212) 201-2400
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Fusion Connect, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission the post-effective amendment to deregister shares of common stock, par value $0.01, of the Company (the “Shares”) previously registered under the following Registration Statement on Form S-8 (the “Registration Statement”):

●
Registration Statement on Form S-8 (No. 333-220847), pertaining to the registration of 1,260,000 Shares issuable under the Company’s 2009 Stock Option Plan, and the registration of 2,250,536 Shares issuable under the Company’s 2016 Equity Incentive Plan.

As previously disclosed, on June 3, 2019, the Company and each of its U.S. subsidiaries filed voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.

The Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 17, 2019.

FUSION CONNECT, INC.

Date: December 16, 2019	By:	/s/ James P. Prenetta, Jr.
James P. Prenetta, Jr.
Executive Vice President and General Counsel

Note: No other person is required to sign this post-effective amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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